November 7, 2013 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631
                                                                                                                                                                                                                        Exhibit 99.1
Ohio Valley Banc Corp. Revises 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) revised consolidated net income for the quarter ended September 30, 2013 to $1,061,000 from $1,407,000 reported in the October 24, 2013 earnings announcement.  Earnings per share for the third quarter of 2013 were revised to $.26 from the previously reported $.35.  For the nine months ended September 30, 2013, net income was revised to $6,226,000, or $1.53 per share, from the previously reported $6,572,000, or $1.62 per share.

Subsequent to the earnings announcement, management obtained new information related to the collateral value of an impaired loan that resulted in an additional allocation within the allowance for loan losses.  Based on the new collateral value assessment, the total specific allocation associated with the loan relationship increased $524,000 from management’s previous estimate.  The additional impairment resulted in an increase in provision for loan loss expense of $524,000, which reduced net income by $346,000.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained in  this  earnings  release  which  are  not  statements of  historical  fact  constitute  forward-looking  statements  within the  meaning of the  Private  Securities  Litigation  Reform  Act  of 1995.  Words  such  as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
PER SHARE DATA
Earnings per share	$0.26	$0.27	$1.53	$1.35
Dividends per share	$0.21	$0.21	$0.52	$0.67
Book value per share	$19.46	$18.77	$19.46	$18.77
Dividend payout ratio (a)	80.37%	76.44%	33.93%	49.54%
Weighted average shares outstanding	4,062,204	4,029,439	4,062,204	4,028,944

PERFORMANCE RATIOS
Return on average equity	5.39%	5.89%	10.72%	9.89%
Return on average assets	0.56%	0.55%	1.05%	0.87%
Net interest margin (b)	4.57%	4.23%	4.43%	4.30%
Efficiency ratio (c)	76.05%	72.02%	70.52%	66.42%
Average earning assets (in 000's)	$698,975	$751,393	$740,518	$782,491

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$8,174	$8,781	$25,260	$27,678
Interest and dividends on securities	574	624	1,732	2,049
Total interest income	8,748	9,405	26,992	29,727
Interest expense:
Deposits	666	1,235	2,294	3,911
Borrowings	152	303	506	984
Total interest expense	818	1,538	2,800	4,895
Net interest income	7,930	7,867	24,192	24,832
Provision for loan losses	833	1,183	675	3,023
Noninterest income:
Service charges on deposit accounts	472	471	1,340	1,381
Trust fees	56	51	158	151
Income from bank owned life insurance and
annuity assets	171	198	974	592
Mortgage banking income	85	166	331	398
Electronic refund check / deposit fees	21	15	2,532	2,279
Debit / credit card interchange income	502	422	1,447	1,238
Gain (loss) on other real estate owned	(6)	30	(46)	181
Other	273	321	743	907
Total noninterest income	1,574	1,674	7,479	7,127
Noninterest expense:
Salaries and employee benefits	4,326	4,118	13,132	12,571
Occupancy	418	397	1,199	1,182
Furniture and equipment	230	238	664	710
FDIC insurance	114	63	375	629
Data processing	276	278	838	786
Foreclosed assets	51	69	390	244
Other	1,905	1,794	5,987	5,329
Total noninterest expense	7,320	6,957	22,585	21,451
Income before income taxes	1,351	1,401	8,411	7,485
Income taxes	290	294	2,185	2,037
NET INCOME	$1,061	$1,107	$6,226	$5,448

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2013	2012
ASSETS
Cash and noninterest-bearing deposits with banks	$9,950	$10,617
Interest-bearing deposits with banks	22,947	35,034
Total cash and cash equivalents	32,897	45,651
Securities available for sale	88,850	94,965
Securities held to maturity
(estimated fair value: 2013 - $23,480; 2012 - $24,624)	23,327	23,511
Federal Home Loan Bank and Federal Reserve Bank stock	7,776	6,281
Total loans	556,213	558,288
Less: Allowance for loan losses	(7,266)	(6,905)
Net loans	548,947	551,383
Premises and equipment, net	9,007	8,680
Other real estate owned	2,798	3,667
Accrued interest receivable	2,051	2,057
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,802	25,056
Other assets	5,784	6,705
Total assets	$747,506	$769,223

LIABILITIES
Noninterest-bearing deposits	$133,411	$139,526
Interest-bearing deposits	495,422	515,538
Total deposits	628,833	655,064
Other borrowed funds	18,986	14,285
Subordinated debentures	8,500	13,500
Accrued liabilities	12,141	10,554
Total liabilities	668,460	693,403

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,721,943 shares issued)	4,722	4,722
Additional paid-in capital	34,109	34,109
Retained earnings	55,208	51,094
Accumulated other comprehensive income	719	1,607
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	79,046	75,820
Total liabilities and shareholders' equity	$747,506	$769,223